UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934.

                                 Commission File Number 000-09848

           _______________INITIO, INC._______________
     (Exact name of registrant as specified in its charter)

        350 West Passaic Street, Rochelle Park, NJ  07662
                         (201) 621-0400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         _________Common Stock   .01 par value_________
    (Title of each class of securities covered by this Form)
_________________________________________________________________
                              _____
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
     Rule 12g-4(a)(1)(i) |x|            Rule 12h-3(b)(1)(i) |x|
     Rule 12g-4(a)(1)(ii)| |            Rule 12h-3(b)(1)(ii)| |
     Rule 12g-4(a)(2)(i) | |            Rule 12h-3(b)(2)(i) | |
     Rule 12g-4(a)(2)(ii)| |            Rule 12h-3(b)(2)(ii)| |
                                        Rule 15d-6 -------- |x|

Approximate number of holders of record as of the certification or notice date: 240


Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 14, 2003      BY: /s/ Martin Fox
                         ------------------------------------
                           Name:  Martin Fox
                           Title: President, Co-Chief
                                  Executive Officer and Secretary